News Release

Virtus Dividend, Interest & Premium Strategy Fund

Section 19(a) Notice

HARTFORD, CT, March 25, 2022 – Virtus Dividend, Interest & Premium Strategy Fund (NYSE: NFJ), declared a distribution of $0.245 per share to shareholders of record at the close of business on March 14, 2022 (ex-date March 11, 2022).

The following table sets forth the estimated amounts of the most current distribution and the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	March 2022 (QTD)		Fiscal Year-to-Date (YTD)(1)
(Sources)	Per Share Amount	Percentage of Current Distribution	Per Share Amount	Percentage of Current Distribution
Net Investment Income	$0.012	4.9%	$0.012	4.9%
Net Realized Short-Term Capital Gains	0.233	95.1%	0.233	95.1%
Net Realized Long-Term Capital Gains	-	0.0%	-	0.0%
Return of Capital (or other Capital Source)	-	0.0%	-	0.0%
Total Distribution	$0.245	100.0%	$0.245	100.0%

(1)	Fiscal year started February 1, 2022.

Information regarding the Fund’s performance and distribution rates is set forth below. Please note that all performance figures are based on the Fund’s NAV and not the market price of the Fund’s shares. Performance figures are not meant to represent individual shareholder performance.

February 28, 2022
Average Annual Total Return on NAV for the 5-year period (2)	7.84%
Current Fiscal YTD Annualized Distribution Rate (3)	6.25%
Fiscal YTD Cumulative Total Return on NAV (4)	-3.98%
Fiscal YTD Cumulative Distribution Rate (5)	1.56%

(2)	Average Annual Total Return on NAV is the annual compound return for the five-year period. It reflects the change in the Fund’s NAV and reinvestment of all distributions.

(3)	Current Fiscal YTD Annualized Distribution Rate is the current distribution rate annualized as a percentage of the Fund’s NAV at month end.

(4)

Fiscal YTD Cumulative Total Return on NAV is the percentage change in the Fund’s NAV from the first day of the fiscal year to this month end, including distributions paid and assuming reinvestment of those distributions.

Virtus Dividend, Interest & Premium Strategy Fund - 2

(5)	Fiscal YTD Cumulative Distribution Rate is the dollar value of distributions from the first day of the fiscal year to this month end as a percentage of the Fund’s NAV at month end.

Under the terms of its Managed Distribution Plan, the Fund will seek to maintain a consistent distribution level that may be paid in part, or in full, from net investment income and realized capital gains, or a combination thereof. Shareholders should note, however, that if the Fund’s aggregate net investment income and net realized capital gains are less than the amount of the distribution level, the difference will be distributed from the Fund’s assets and will constitute a return of the shareholder’s capital. You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s Managed Distribution Plan.

The amounts and sources of distributions reported in this notice are estimates only and are not being provided for tax reporting purposes. The actual amounts and sources of the distributions for tax purposes will depend on the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund or your broker will send you a Form 1099-DIV for the calendar year that will tell you what distributions to report for federal income tax purposes.

For more information on Virtus Dividend, Interest & Premium Strategy Fund , contact shareholder services at (866) 270-7788, by email at closedendfunds@virtus.com, or through the Closed-End Funds section of virtus.com.

Cusip: 92840R101

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News Release

Virtus Dividend, Interest & Premium Strategy Fund

Section 19(a) Notice

HARTFORD, CT, June 24, 2022 – Virtus Dividend, Interest & Premium Strategy Fund (NYSE: NFJ), declared a distribution of $0.245 per share to shareholders of record at the close of business on June 13, 2022 (ex-date June 10, 2022).

The following table sets forth the estimated amounts of the most current distribution and the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	June 2022 (QTD)		Fiscal Year-to-Date (YTD)(1)
(Sources)	Per Share Amount	Percentage of Current Distribution	Per Share Amount	Percentage of Current Distribution
Net Investment Income	$-	0.0%	$0.012	2.5%
Net Realized Short-Term Capital Gains	$0.125	51.1%	$0.358	73.1%
Net Realized Long-Term Capital Gains	$0.120	48.9%	$0.120	24.4%
Return of Capital (or other Capital Source)	$-	0.00%	$-	0.00%
Total Distribution	$0.245	100.0%	$0.490	100.0%

(1)	Fiscal year started February 1, 2022

Information regarding the Fund’s performance and distribution rates is set forth below. Please note that all performance figures are based on the Fund’s NAV and not the market price of the Fund’s shares. Performance figures are not meant to represent individual shareholder performance.

May 31, 2022
Average Annual Total Return on NAV for the 5-year period (2)	6.72%
Current Fiscal YTD Annualized Distribution Rate (3)	6.74%
Fiscal YTD Cumulative Total Return on NAV (4)	-9.55%
Fiscal YTD Cumulative Distribution Rate (5)	3.37%

(2)	Average Annual Total Return on NAV is the annual compound return for the five-year period. It reflects the change in the Fund’s NAV and reinvestment of all distributions.

(3)	Current Fiscal YTD Annualized Distribution Rate is the current distribution rate annualized as a percentage of the Fund’s NAV at month end.

Virtus Dividend, Interest & Premium Strategy Fund - 2

(4)

Fiscal YTD Cumulative Total Return on NAV is the percentage change in the Fund’s NAV from the first day of the fiscal year to this month end, including distributions paid and assuming reinvestment of those distributions.

(5)

Fiscal YTD Cumulative Distribution Rate is the dollar value of distributions expected to be paid from the first day of the fiscal year through the next calendar quarter end as a percentage of the Fund’s NAV at month end.

Under the terms of its Managed Distribution Plan, the Fund will seek to maintain a consistent distribution level that may be paid in part, or in full, from net investment income and realized capital gains, or a combination thereof. Shareholders should note, however, that if the Fund’s aggregate net investment income and net realized capital gains are less than the amount of the distribution level, the difference will be distributed from the Fund’s assets and will constitute a return of the shareholder’s capital. You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s Managed Distribution Plan.

The amounts and sources of distributions reported in this notice are estimates only and are not being provided for tax reporting purposes. The actual amounts and sources of the distributions for tax purposes will depend on the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund or your broker will send you a Form 1099-DIV for the calendar year that will tell you what distributions to report for federal income tax purposes.

For more information on Virtus Dividend, Interest & Premium Strategy Fund , contact shareholder services at (800) 254-5197, by email at closedendfunds@virtus.com, or through the Closed-End Funds section of virtus.com.

Cusip: 92840R101

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